EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT: Debbie Nalchajian-Cohen

(559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP

TO ACQUIRE BANK OF MADERA COUNTY

CLOVIS, CALIFORNIA…July 19, 2004… Central Valley Community Bancorp (NASDAQ: CVCY), a bank holding company headquartered in Clovis, California, and Bank of Madera County, headquartered in Oakhurst, California jointly announced today that a definitive merger agreement has been signed by both parties. Under the terms of the agreement, Bank of Madera County, with branches in Oakhurst and Madera, will merge with Central Valley Community Bancorp’s sole subsidiary, Central Valley Community Bank, upon regulatory approval and acceptance by Bank of Madera County shareholders, both of which are anticipated to be completed in the fourth quarter of 2004.

Under the merger agreement, Bank of Madera County shareholders will receive a total of approximately $12,400,000 in cash and stock, representing $6,200,000 in cash and 261,053 in shares of Central Valley Community Bancorp common stock.  Bank of Madera County shareholders will have the right to elect to receive all stock or all cash.  Those choosing stock will be given first consideration and, if requests for stock exceed availability, those requests will be cut back on a pro rata basis and cash substituted.  Should the Bank of Madera County shareholders’ requests for cash exceed $6,200,000, the cash will be cut back on a pro rata basis and replaced with a portion of Central Valley Community Bancorp stock.

Central Valley Community Bancorp reported assets at June 30, 2004 in excess of $350 million with Bank of Madera County reporting over $60 million in assets during the same period.

Central Valley Community Bank projects that the acquisition will be profitable within the first year of combined operations.

Bank of Madera County will become the first acquisition for Central Valley Community Bancorp. Both banking institutions are well-known for their excellent customer service and community support, which will not change as a result of the merger. The Central Valley Community Bancorp and Central Valley Community Bank directors and management team, led by Daniel J. Doyle, president and CEO, will continue to lead the combined team of professional bankers.

“The nation has seen a continuing trend in bank consolidations through mergers and acquisitions in recent years.  Few of these “bank marriages” promise a better fit than the marriage between Bank of Madera County and Central Valley Community Bancorp.  Bank of Madera County’s quality service standards, philosophies and corporate culture are consistent with Central Valley Community Bank, making them a great addition to the communities we serve,” stated Fred H. Brylka, chairman of the board and CEO of Bank of Madera County.

“Over the past five years, Bank of Madera County’s rapid and successful growth has provided community banking service of the highest caliber to residents and businesses in Madera County.  Central Valley Community Bank has likewise effectively and profitably grown through branch expansion in the Central Valley and the improvement of banking products and services to meet customer demands.  The combination of both banks creates a unique opportunity to enhance shareholder value by utilizing a strong capital base to effectively manage continued growth, through the expansion of customer service capabilities supported by an expanded team of highly qualified banking professionals,” Brylka said.

 “Once approved, the merger will allow Central Valley Community Bank to further accommodate a growing customer base in Madera County.  It will also provide Bank of Madera County customers with more convenient locations in the Central Valley, as well as offer new advancement and geographic opportunities for their employees,” stated Daniel J. Doyle, president and CEO of Central Valley Community Bancorp and Central Valley Community Bank.

“This acquisition represents another step in our long term strategy to increase presence along the Highway 99 corridor and the foothills.”

“We are excited to add Bank of Madera County employees to our team of professional community bankers who are focused on providing a full array of competitive financial services to meet the needs of businesses, professionals, agribusiness and consumers in the Central Valley and foothill regions,” concluded Doyle.

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. When the merger is complete, the Bank will operate nine full-service offices in Clovis, Fresno, Madera, Oakhurst, Prather, Kerman and Sacramento, plus Real Estate Lending, SBA Lending and Agribusiness Lending Departments.  Investment services are also provided by Investment Centers of America.  Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com and additional information about Bank of Madera County can be found at www.bankmadera.com.

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Forward Looking Statement:  This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Central Valley Community Bancorp and Bank of Madera County intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe the companies’ expectations regarding future events and developments, including Central Valley Community Bancorp’s projections regarding future profitability.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition, discussions about risks and uncertainties are set forth from time to time in Central Valley Community Bancorp’s publicly available Securities and Exchange Commission filings. The companies undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

The proposed transaction will be submitted to Bank of Madera’s shareholders for their consideration, and Central Valley Community Bancorp and Bank of Madera County will file a registration statement, a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Shareholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. After it is filed with the SEC, the proxy statement/prospectus will be available for free, both on the SEC web site (http://www.sec.gov) and from Central Valley Community Bancorp and Bank of Madera County.